Exhibit 10.5

São Paulo, September 1st, 2020

To

Mr. Alberto Menache

Ref.:   Amendment to the Engagement Proposal of Mr. Alberto Menache to Stone Group

Dear Sir,

We make reference to (i) the Association Agreement and Other Covenants entered into by and between Linx Shareholders, StoneCo Ltd, DLP Capital LLC, DLPPAR Participações S.A., and, further, as intervening parties, Linx S.A. (“Linx”) and STNE Participações S.A. (“STNE”), on August 11, 2020, by means of which the signatories agreed on the main terms and conditions for Linx’s business combination with STNE ("Transaction"), and (ii) the offer sent by STNE to you (“Senior Advisor”, and jointly with STNE, the “Parties”) on August 11, 2020, accepted on the same date, regarding the engagement for the position of Senior Advisor of STNE or of any of its controlled companies, including Linx, upon closing of the Transaction (“Controlled Companies” and, jointly with STNE, generically referred to as the “Stone Group”).

1.1.     Preliminary Considerations. Whereas (i) the material strategic role carried out by Alberto in Linx, (ii) the relevance of maintaining the bond between Alberto and the combined business of STNE and Linx after the closing of the Transaction; and (iii) the changes to the purpose and structure of the Engagement Proposal, notably for Alberto to be engaged as Senior Advisor of Stone Group and no longer as Executive, no longer holding the statutory position and without any employment bond, the Parties decided that the terms and conditions regarding your engagement by STNE shall be governed exclusively by this instrument (“New Proposal”).

1.2.     Amendment. The Parties, hereby, agree that the Original Proposal is amended and substituted for all legal purposes, in its totality, by the terms of this New Proposal, which shall be effective immediately as of the closing of the Transaction, pursuant to the terms below.

1.3.     Object. The Senior Advisor shall render strategic and specialized consulting services in the software segment for the retail sector for one or more companies of the Stone Group, including during the transition period Post-Transaction, being responsible for discussing the strategies and planning of the integration, together with the STNE board of officers, with no employment bond or statutory position in Stone Group ("Activities").

1.4.     Term. The agreement with the Senior Advisor shall be effective for the term of twelve months counted as of the closing of the Transaction. The consulting services shall be rendered four (4) days per week. The days on which the services shall be rendered shall be established by common agreement between the Senior Advisor and the Company. The Senior Advisor shall perform his duties, as mutually agreed with the Company. The agreement with the Senior Advisor may be extended upon mutual agreement by the Parties.

1.5.     Diligence. In performing his duties, the Senior Advisor shall employ the care and diligence that every active and honest man usually employs in the administration of his own business, exercising the powers that the law and this instrument grant to him to achieve the purposes and interest of Stone Group.

1.6.     Intellectual Property. Any object or product of an intellectual property nature that is developed, created, conceived and/or materialized in any way, even partially, by the Senior Advisor during the performance of the Activities, shall be of exclusive property of the Stone Group, which may use, enjoy and dispose of such intellectual property assets freely. The payment for the permanent assignment and transfer of any intellectual property is contemplated and included in the Senior Advisor's compensation provided for in this instrument, pursuant to item 1.7 below.

1.7.     Compensation and Benefits. Due to his performance to one or more of the Stone Group entities as of the closing of the Transaction, the Senior Advisor will receive, during the term of his engagement and in compensation for the exercise of the Activities:

1.7.1.	Compensation. As compensation for the services rendered, the Senior Advisor shall be entitled to a fixed and gross monthly income of R$ 416,667.00 (four hundred and sixteen thousand six hundred and sixty-seven reais).

1.7.2.	Benefits. The Senior Advisor shall be entitled to benefits (fringe benefits) at least equivalent to those currently offered to Linx’s senior management.

1.7.3.	Other Benefits. The Senior Advisor will continue using his current Linx corporate e-mail addresses. In addition, the Company will guarantee to the Senior Advisor the maintenance of his telephone line, and the Company will transfer him the ownership of said telephone line after the termination of his/her engagement.

1.7.4.	Office. The Senior Advisor shall maintain his current office for private use at Linx Headquarters for as long as he carries out his Activities.

1.7.5.	Indemnity Agreement. The Senior Advisor will be entitled to insurance and/or indemnity agreements with the Stone Group on terms, conditions, coverage and amounts at least equivalent to those currently offered to Linx's senior management.

1.8.     Termination. In case of unjustified termination of the agreement with the Senior Advisor at the initiative of Stone Group, understood as an uncured breach by the Senior Advisor, the Senior Advisor shall be entitled to receive the total amount of Compensation, described in item 1.7.1, not yet paid, that would be due until the end of his agreement.

1.9.     Duty of Confidentiality. By virtue of the exercise of the Activities, the Senior Advisor will have access to Confidential Information of the Stone Group and/or of third parties with whom the Stone Group has a relationship. Accordingly, the Senior Advisor shall be required, during the term of this agreement and for two (2) years after its termination, to keep confidential any and all Stone Group information to which he has access. For purposes of this instrument, "Confidential Information" means any non-public, written or oral, printed or electronic information of any nature, including technical, financial or commercial, existing or under development, which is connected with Stone Group business, research or development, technical information and reports, business secrets or know-how, including, without limitation, memoranda, summaries, strategic planning, trade secrets, research, product plans or other information concerning Stone Group's products, services, business and markets, consumer and customer lists, as well as software, improvements, inventions, processes, formulas, technologies, designs, engineering, hardware configuration information, recruitment, maintenance and operation, marketing, finance and other business information.

1.10.   Non-Compete. The Senior Advisor will be subject to a non-competition obligation, according to the Indemnity for Non-Competition Agreement and Other Covenants signed separately between STNE and the Senior Advisor.

1.11.   Entire Agreement. The Parties declare that they have carefully reviewed the terms of this document and fully understand its contents. The Parties further declare that they have freely and voluntarily agreed to all the terms and conditions contained in this document.

1.12.   Assignment. Neither Party may assign this document or any of its rights or obligations hereunder to any third party without the prior express consent of the other Party, except if to affiliates of controlled companies.

1.13.   Irrevocability and Irreversibility. This document shall be binding and beneficial to, and enforceable by, the Parties and their respective successors and permitted assignees. This document is irrevocable and irreversible. The Parties undertake to comply and enforce in full all that is agreed between them in this document, and therefore acknowledge and affirm that any attitude and/or measure taken in disagreement with that agreed between them or any third party that represents a violation of the obligations assumed by the Parties in this document is null and void.

1.14.   Independence. If any provision of this document is declared unenforceable or invalid for any reason, the validity of the other provisions, terms and provisions of this document shall not be affected.

1.15.   Waiver. Any eventual abstention of any of the Parties from the exercise of rights and privileges foreseen in this document shall not mean a waiver or novation of them, which may be invoked or exercised at any time, in compliance with the legislation in force. Any waiver may only be claimed when granted in writing.

1.16.   Specific Performance. The Parties recognize that the duties and obligations contained in this document are subject to specific execution in accordance with applicable law and this instrument, signed by two witnesses, constitutes an extrajudicial enforcement order for all purposes and effects of applicable law.

1.17.   Governing Laws and Jurisdiction. This document shall be governed by and interpreted in accordance with the laws of the Federative Republic of Brazil. Any controversies or disputes arising out of or in connection with this document shall be submitted to and resolved by the court of the City of São Paulo, State of São Paulo, to the exclusion of any other jurisdiction, however privileged it may be.

(signature page 1 of 2 of the letter sent on September 1st, 2020 by STNE Participações S.A to Mr. Alberto Menache)

Best regards,

STNE PARTICIPAÇÕES S.A.

/s/ Thiago dos Santos Piau	/s/ Rafael Martins Pereira
By: Thiago dos Santos Piau	By: Rafael Martins Pereira

(signature page 2 of 2 of the letter sent on September 1st, 2020 by STNE Participações S.A to Mr. Alberto Menache)

Agreed by:

ALBERTO MENACHE

/s/ Alberto Menache

Witnesses:

/s/ Danilo Kamiji	/s/ Valeria Paludeti Freire
Name: Danilo Kamiji	Name: Valeria Paludeti Freire